Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

URBAN-GRO, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of Delaware General Corporation Law (“Delaware Law”) and the Certificate of Incorporation of URBAN-GRO, INC., a corporation organized and existing under Delaware Law (the “Corporation”), the Corporation:

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and pursuant to Section 151 of Delaware Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on February 17, 2026, duly adopted a resolution providing for the designation of a series of 3,000,000 shares of Series B Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation and Section 151 of Delaware Law, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the designation of “Series B Convertible Preferred Stock”; and

FURTHER RESOLVED, that the Series B Convertible Preferred Stock shall consist of 3,000,000 shares; and

FURTHER RESOLVED, that the Series B Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth in this Certificate of Designations (the “Designation” or the “Certificate of Designations”) below.

The Series B Convertible Preferred Stock is sometimes referred to in this Certificate of Designations as the “Series B Preferred Stock”.

CERTAIN CAPITALIZED TERMS USED BELOW ARE DEFINED IN SECTION 19.

1. Dividends.

1.1 Dividends in General. The Series B Convertible Preferred Stock shall not accrue any dividends and shall not participate in any dividends, except as expressly set forth in Section 1.2, below.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

1.2 Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash (or any other distribution treated as a dividend under Section 301 of the Code) on its Common Stock, each holder of Shares of Series B Preferred Stock shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole shares of Common Stock into which all Shares of Series B Preferred Stock held of record by such holder are convertible pursuant to Section 3 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution. Notwithstanding the foregoing, Holders shall have no right of participation in connection with dividends or Distributions made to the Common Stock stockholders consisting solely of shares of Common Stock.

1.3 Non-Cash Distributions. Whenever a Distribution provided for in Section 1.2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

1.4 Other Distributions. Subject to the terms of this Certificate of Designations, and to the fullest extent permitted by Delaware Law, the Corporation shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Corporation to be unable to pay its debts as they become due in the usual course of business.

2. Liquidation Rights.

2.1 Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the Holders of Series B Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or the Junior Securities by reason of their ownership of such stock, but after any required distribution to any holders of Series A Preferred Stock, an amount in cash per Share for each Share of Series B Preferred Stock held by them equal to the greater of (x)  one (1) times the Stated Value; and (y) the total amount of consideration that would have been payable on such Share upon a Liquidation Event, had such Share been converted into Common Stock pursuant to Section 3, below, immediately prior to such Liquidation Event (as applicable, the “Liquidation Preference”). No Holder shall (i) be entitled to any payment in respect of its shares of Series B Preferred Stock in the event of any Liquidation Event other than payment of the Liquidation Preference expressly provided for in this Section 2.1, or (ii) have any further right or claim to any of the Corporation’s remaining assets, including any right or claim to participate in the receipt of any payment on Junior Stock in connection therewith (except as provided in (y) above). If upon a Liquidation Event, the assets of the Corporation legally available for distribution to the Holders of the Series B Preferred Stock are insufficient to permit the payment in cash to such Holders of the full Liquidation Preference, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the Holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2.1 and the Corporation shall not make or agree to make any payments to the holders of Common Stock or Junior Securities.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

2.2 Remaining Assets. After the payment to the Holders of Series B Preferred Stock of the full preferential amounts specified above in Section 2.1, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed to the holders of the Junior Securities and then to the holders of Common Stock, pursuant to the terms of such securities, Delaware law, and/or the governing documents of the Corporation, as applicable.

2.3 Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board.

2.4 Notice. In the event of any Liquidation Event, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of Series B Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of Shares of such material change.

2.5 Non-Liquidation Events. For the sake of clarity, the rights and obligations set forth in Section 2.1 above shall only apply to actual liquidations, winding ups and dissolutions of the Corporation, and shall not apply, to any other event or action, including, but not limited to, upon any change of control, merger, consolidation, share exchange, or other similar event which does not result in the liquidation, winding up or dissolution of the Corporation.

3. Conversion. The Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

3.1 Holder Conversion.

(a) Conversion Right. Each Share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof (a “Conversion”), at any time following the Stockholder Approval Date, at the office of the Corporation or any Transfer Agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock as equals the number of shares of Series B Preferred Stock Converted multiplied by the Conversion Rate (defined and discussed below in Section 3.1(b))(such shares of Common Stock issuable upon a Conversion, the “Conversion Shares”). In order to effectuate the Conversion under this Section 3.1, the Holder must provide the Corporation a written notice of conversion in the form of Exhibit A hereto (the “Notice of Conversion”). The Notice of Conversion must be dated no earlier than three (3) Business Days from the date the Notice of Conversion is actually received by the Corporation. The “Conversion Date” means the date on which such Holder complies with the procedures set forth in Section 3.1(b) (including the submission of the Notice of Conversion to the Corporation of its election to convert) and Section 3.1(d).

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

(b) Conversion Rate. Each Share of Series B Preferred Stock shall be convertible into a number of shares of Common Stock equal to the Conversion Rate. The “Conversion Rate” shall be equal to a fraction, the numerator of which is (A) the Agreed Company Valuation divided by $3.23 (the “Reference Price”), less the aggregate number of shares of Common Stock issued to the stockholders of the Company pursuant to clause (i) of the definition of Company Merger Shares in the Merger Agreement, and the denominator of which is the total number of Original Series B Shares issued pursuant to the Merger Agreement. The aggregate number of shares of Common Stock issuable upon conversion of all Original Series B Shares shall equal the Agreed Company Valuation divided by the Reference Price, less the shares of Common Stock issued at Closing pursuant to the Merger Agreement.

For the avoidance of doubt, the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be fixed as of the Closing by reference to the Agreed Company Valuation and the Reference Price, and shall not fluctuate based on any subsequent trading price of the Common Stock.

(c) Mechanics of Conversion. In order to effect a Conversion, a Holder shall email a copy of the fully executed Notice of Conversion to the Corporation (or in the discretion of the Corporation, with notice to the Holder, the Transfer Agent) Attn: Chief Executive Officer, Email: brad@uggroup.com or such other address as the Corporation shall notify the Holders of at least ten (10) Business Days prior to the effective date of such change in record address, or any other Transfer Agent authorized to serve as transfer agent and registrar of the Series B Preferred Stock, with a copy to (which shall not constitute notice) Whiteford, Taylor & Preston LLP, Attn: Rajiv Radia, Esq., Two James Center, 1021 E Cary St Suite 2001, Richmond, VA 23219, Email: rradia@whitefordlaw.com). Upon receipt by the Corporation (or the Transfer Agent) of an emailed copy of a Notice of Conversion from a Holder, the Corporation (or the Transfer Agent) shall promptly send, via email, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation (or the Transfer Agent) expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation (or the Transfer Agent) regarding the Conversion. The Holder shall surrender, or cause to be surrendered, the Preferred Stock Certificates being converted, duly endorsed, to the Corporation (or the Transfer Agent) at the address listed above within three Business Days of delivering the fully executed Notice of Conversion, if any. The Corporation (or the Transfer Agent) shall not be obligated to issue shares of Common Stock upon a Conversion if the Shares so converted have been evidenced by a Preferred Stock Certificate, unless either (x) the Preferred Stock Certificates; or (y) the Lost Certificate Materials described in Section 12, below have been previously received by the Corporation or its Transfer Agent, in the event any Preferred Stock Certificates were issued in connection with the applicable Shares converted. In the event the Holder has lost or misplaced the certificates evidencing the Preferred Stock, the Holder shall be required to provide the Corporation or the Corporation’s Transfer Agent (as applicable) with whatever reasonable documentation and fees each may require to re-issue the Preferred Stock Certificates and shall be required to provide such re-issued Preferred Stock Certificates to the Corporation (or the Transfer Agent) within three (3) Business Days of delivering the Notice of Conversion. Unless the Conversion Shares are covered by a valid and effective registration under the Securities Act or the Notice of Conversion provided by the Holder includes a valid opinion from an attorney stating that such shares of Common Stock issuable in connection with the Notice of Conversion can be issued free of restrictive legend, which shall be determined by the Corporation (or the Transfer Agent) in its sole discretion, such shares shall be issued as Restricted Shares.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

(d) Delivery of Common Stock upon Conversion. Upon the receipt of a Notice of Conversion, the Corporation (itself, or through its Transfer Agent) shall, no later than the third Business Day following the date of such receipt (subject to the surrender of the Preferred Stock Certificates by the Holder within the period described in Section 3.1(b) or, in the case of lost, stolen or destroyed certificates, after provision of the Lost Certificate Materials, to the extent the Shares so converted are evidenced by Preferred Stock Certificates) (the “Delivery Period”), issue and deliver (i) (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x a certificate representing, the Conversion Shares and (y a certificate representing, the number of shares of Series B Preferred Stock not being converted, if any; or (ii) if the Shares are held in book-entry, non-certificated format, notice and confirmation of the issuance in book-entry format of the Conversion Shares and the remaining number of Series B Preferred Stock shares held by the Holder.

(e) Failure to Provide Preferred Stock Certificates. In the event the Holder provides the Corporation with a Notice of Conversion, but fails to provide the Corporation with the Preferred Stock Certificates or the Lost Certificate Materials (as defined in Section 12 below), to the extent such converted shares of Series B Preferred Stock were originally issued in certificated form, by the end of the Delivery Period, the Notice of Conversion shall be considered void and the Corporation shall not be required to comply with such Notice of Conversion.

(f) Principal Trading Market Limitation. Unless the approval of the Corporation’s stockholders is not required by the applicable rules of the principal trading market of the Corporation for issuances of Common Stock in excess of the Principal Market Limitation (as defined below), or the Corporation has obtained such approval, the Corporation shall not issue any shares of Common Stock upon conversion of any shares of Series B Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation to a Holder to the extent that, after giving effect to the issuance of such shares of Common Stock (taken together with the issuance of all other shares of Common Stock to such Holder upon exercise of any warrants), the Holder would have received in respect of its shares of Series B Preferred Stock and warrants in excess of its pro rata share of the Principal Market Limitation (as defined below). For purposes of the foregoing sentence, the Holder’s pro rata share of the Principal Market Limitation shall be equal to (i) the aggregate number of shares of Series B Preferred Stock issued to such Holder pursuant to the Merger Agreement (and not subsequently disposed of, other than pursuant to a conversion hereunder), divided by (ii) the aggregate number of all shares of Series B Preferred Stock issued to the Holders pursuant to the Merger Agreement. The “Principal Market Limitation” shall be 19.99% of the number of shares of the Common Stock (excluding any treasury shares of the Corporation) issued and outstanding immediately before the date of this Certificate of Designation.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

(g) Aggregation of Prior Issuances. For the avoidance of doubt, in calculating the Principal Market Limitation and compliance with Nasdaq Rule 5635(a), the Corporation shall aggregate (i) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and any related securities issued pursuant to the Merger Agreement with (ii) the 1,000,000 shares of Common Stock issued on January 23, 2026 (as adjusted to 40,000 shares following the Company’s reverse stock split) (the “Prior Issuance”) as previously reported on the Company’s Current Report on Form 8-K filed January 29, 2026. The Company shall not issue any shares of Common Stock pursuant to this Designation if such issuance, when aggregated with the Prior Issuance, would exceed 19.99% of the shares of Common Stock outstanding immediately prior to the Prior Issuance, unless Stockholder Approval has been obtained.

3.2 Fractional Shares. If any Conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted pursuant to a given Notice of Conversion), then such fractional share shall be rounded up to the nearest whole share of Common Stock. In the event multiple Conversions would result in the Holder being issued an unequitable number of shares of Common Stock due to rounding, the Corporation reserves the right to keep an accounting of the fractional shares of Common Stock due and aggregate multiple fractional shares into whole shares prior to issuance to the Holder.

3.3 Taxes. The Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon Conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall withhold from any payment due whatsoever in connection with the Series B Preferred Stock any and all required withholdings and/or taxes the Corporation, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Corporation in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Corporation.

3.4 No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the Holders of Series B Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section shall prohibit the Corporation from amending its Certificate of Incorporation, subject to the other terms of this Designation, with the requisite consent of its stockholders and the Board, provided that such amendment will not prohibit the Corporation from having sufficient authorized shares of Common Stock to permit conversion hereunder.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

3.5 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

3.6 Retirement of Reacquired Shares. Any shares of Series B Preferred Stock Converted shall be retired and canceled promptly after the acquisition thereof.

3.7 Preferred Share Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of shares of Series B Preferred Stock), a register for Series B Preferred Stock, in which the Corporation shall record the name and address of the Persons in whose name shares of Series B Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any of the Series B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

3.8 Cap on Shares of Common Stock.

(a) For the sake of clarity and in an abundance of caution, no shares of Common Stock shall be issued in connection with the Conversion of any shares of Series B Preferred Stock until Stockholder Approval has been received.

(b) Notwithstanding any other term or condition of this Designations, in no event shall more shares of Common Stock than the Maximum Shares be issued upon Conversion of the Original Series B Shares. In the event the Conversion of the Original Series B Shares would result in the issuance of more shares of Common Stock than the Maximum Shares, such number of shares of Common Stock which equals the Original Series B Shares shall be issued to the holder(s) thereof, and all Original Series B Shares then outstanding shall be automatically cancelled by the Corporation.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

4. Adjustments for Recapitalizations.

4.1 Equitable Adjustments for Recapitalizations. (a) The Stated Value (the “Preferred Stock Adjustable Provisions”); (b) the Conversion Rate (the “Common Stock Adjustable Provisions”), and (c) any and all other terms, conditions, amounts and provisions of this Designation which (i) pursuant to the terms of this Designation provide for equitable adjustment in the event of a Recapitalization (the “Other Equitable Adjustable Provisions”); or (ii) the Board of the Corporation determines in their reasonable good faith judgment is required to be equitably adjusted in connection with any Recapitalizations, shall each be subject to equitable adjustment as provided in Sections 4.2 through 4.3, below, as determined by the Board in their sole and reasonable discretion.

4.2 Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series B Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series B Preferred Stock, the Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board.

4.3 Adjustments for Subdivisions or Combinations of Series B Preferred Stock. In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the applicable Common Stock Adjustable Provisions and the Other Equitable Adjustable Provisions (if any) in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately and equitably adjusted, as determined by the reasonable good faith determination of the Board. Provided however that the result of any concurrent adjustment in the Common Stock (as provided under Section 4.2) and any series of Series B Preferred Stock (as provided under Section 4.3) shall only be to affect the equitable adjustable provisions hereof once.

4.4 Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon Conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon Conversion of such Series B Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

4.5 Other Adjustments. The Board of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the Common Stock Adjustable Provisions, Preferred Stock Adjustable Provisions or Other Equitable Adjustable Provisions from time to time, if the Board of the Corporation determines in their reasonable good faith judgment that such values and/or provisions are required to be equitably adjusted in connection with any Corporation action.

4.6 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

5. Voting.

5.1 Voting Prior to Stockholder Approval. The Series B Preferred Stock shall not have any voting rights, including, but not limited to any series voting rights, prior to Stockholder Approval, except as explicitly set forth in Section 5.4 and under Section 6, below.

5.2 Voting After Stockholder Approval. After Stockholder Approval, except as explicitly set forth in Section 5.4 and under Section 6, below, each Holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes in connection with the Series B Preferred Stock shares held by such Holder equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (after aggregating all fractional shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole share. Except as provided by law or by the other provisions of the Certificate of Incorporation or this Designation, holders of Series Preferred Stock shall vote together with the holders of Common Stock as a single class.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

5.3 No Series Voting. Except as provided in this Designation, following Stockholder Approval, Holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class. Other than as provided herein or required by law, there shall be no series voting. The holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Designations that relates solely to the terms of the Series B Preferred Stock, either separately or together as a class.

5.4 Amendments to This Designation. This Designation may be amended with the consent of the Board of the Corporation and a Simple Majority, and no amendment hereof shall require the vote or approval of any other stockholders of the Corporation, including, but not limited to, Common Stock holders.

6. Protective Provisions.

6.1 For so long as any Series B Preferred Stock Shares are outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock of the Corporation;

(b) Adopt or authorize any new designation of any Preferred Stock or amend the Certificate of Incorporation of the Corporation in a manner which (i) provides any holder of Common Stock or Preferred Stock any rights upon a liquidation of the Corporation which are prior and superior to those of the Holders of the Series B Preferred Stock as set forth herein; or (ii) adversely affect the rights, preferences and privileges of the Series B Preferred Stock (provided that no (1) increase in the number of authorized shares of Common Stock or Preferred Stock of the Corporation; or (2) designation of a new series of preferred stock of the Corporation which has rights junior or pari passu (except in the event of a Liquidation Event, in which case the rights of the Series B Preferred Stock shall be senior to all Junior Securities, and junior to the Series A Preferred Stock) to the Series B Preferred Stock shall be deemed to adversely affect the rights, preferences and privileges of the Series B Preferred Stock);

(c) Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series B Preferred Stock;

(d) Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series; and

(e) Issue any shares of Series A Preferred Stock or Series B Preferred Stock, other than the Original Series B Shares.

Notwithstanding the above, the number of authorized shares of the Common Stock or Preferred Stock of the Corporation (or any other designations of Preferred Stock of the Corporation other than the Series B Preferred Stock) may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of Delaware Law, and no vote of the holders of any of the Common Stock or Series B Preferred Stock voting separately as a class shall be required therefor.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

7. Redemption. The Shares shall not have any redemption rights.

8. Notices.

8.1 In General. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective, unless otherwise provided herein, three days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to, Chief Executive Officer, 1751 Panorama Point, Unit G, Lafayette, CO, 80026, Email: brad@uggroup.com, or such other address as the Corporation shall notify the Holders of at least ten (10) Business Days prior to the effective date of such change in record address, with a copy to (which shall not constitute notice), Whiteford, Taylor & Preston LLP, Attn: Rajiv Radia, Esq., 6300 Two James Center, 1021 E Cary St Suite 2001, Richmond, VA 23219, Email: rradia@whitefordlaw.com, and (ii) if to any Holder to the address set forth in the records of the Corporation or its Transfer Agent, as applicable, or such other address as may be designated in writing hereafter, in the same manner, by such person.

8.2 Notices of Record Date. In the event that the Corporation shall propose at any time:

(a) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(b) to voluntarily liquidate, wind up or dissolve;

then, in connection with each such event, the Corporation shall send to the Holders of the Series B Preferred Stock at least ten (10) Business Days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (a) and (b) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such Holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a Simple Majority, voting together as a single class.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

9. No Preemptive Rights. No Holder shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

10. Reports. The Corporation shall mail to all holders of Series B Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

11. Uncertificated Shares. Unless otherwise requested in writing by a Holder to the Corporation, the shares of Series B Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and Delaware law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof an ownership notice setting forth such information regarding the securities of the Corporation held by the Holder as is required by Delaware law.

12. Replacement Preferred Stock Certificates. In the event that a Holder requests certificated shares, and any Holder notifies the Corporation that a Preferred Stock Certificate evidencing shares of Series B Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the Series B Preferred Stock identical in tenor and date (or if such certificate is being issued for shares not covered in a redemption or conversion, in the applicable tenor and date) to the original Preferred Stock Certificate evidencing the Series B Preferred Stock, provided that the Holder executes and delivers to the Corporation and/or its Transfer Agent, as applicable, an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation and its Transfer Agent to indemnify the Corporation from any loss incurred by it in connection with such Series B Preferred Stock certificate, and provides the Corporation and/or its Transfer Agent such other information, documents and if applicable, bonds and indemnities as the Corporation or its Transfer Agent customarily requires for reissuances of stock certificates (collectively the “Lost Certificate Materials”); provided, however, the Corporation shall not be obligated to re-issue replacement stock certificates if the Holder contemporaneously requests the Corporation to convert or redeem the full number of shares evidenced by such lost, stolen, destroyed or mutilated certificate.

13. No Other Rights or Privileges. Except as specifically set forth herein, the Holders of the Series B Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Preferred Stock.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

14. Construction. When used in this Designation, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (viii) references to “dollars”, “Dollars” or “$” in this Designation means United States dollars; (ix) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xii) references to “days” means calendar days; and (xiii) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

15. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Series B Preferred Stock as the absolute owner of such share of Series B Preferred Stock for the purpose of making any payment and settling any conversion or redemption of such share of Series B Preferred Stock and for all other purposes under this Certificate of Designations, and the Corporation shall not be affected by any notice to the contrary.

16. Severability. If any term of this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless expressed stated herein.

17. Withholding. All payments and distributions (or deemed distributions) on the shares of Series B Preferred Stock (and any share of Common Stock issued upon the conversion of any share of Series B Preferred Stock) shall be subject to withholding and backup withholding of taxes to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders to the extent timely paid by the Corporation or the Transfer Agent to the appropriate taxing authority.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

18. Miscellaneous.

18.1 Further Assurances. Each Holder hereby covenants that, in consideration for receiving shares of Series B Preferred Stock, that he, she or it will, whenever and as reasonably requested by the Corporation, do, execute, acknowledge and deliver any and all such other and further acts, deeds, confirmations, agreements and documents as the Corporation or its Transfer Agent may reasonably require in order to complete, insure and perfect any of the terms, conditions or provisions of this Designation.

18.2 Technical, Corrective, Administrative or Similar Changes. The Corporation may, by any means authorized by law and without any vote of the Holders of shares of the Series B Preferred Stock, make technical, corrective, administrative or similar changes in this Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series B Preferred Stock.

18.3 Waiver/Amendment. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived and/or amended as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of a Simple Majority, together with the approval of the Board of the Corporation, as described in Section 5.4.

18.4 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

18.5 No Other Rights. Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, Designation, preferences or other special rights, other than those specifically set forth in this Designation.

19. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

19.1 “Agreed Company Valuation” means the equity valuation of Flash Sports and Media, Inc. as agreed in writing by the parties pursuant to the Merger Agreement as of the Closing.

19.2 “Board” means the Board of Directors of the Corporation.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

19.3 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in the city in which the Corporation has its principal place of business.

19.4 “Closing” means the Closing as defined in the Merger Agreement.

19.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

19.6 “Common Stock” means the common stock, $0.001 par value per share of the Corporation.

19.7 “Conversion Percentage” means 40%.

19.6 “Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than repurchases of Common Stock (or securities convertible into Common Stock) approved by the Corporation’s Board.

19.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

19.8 “Junior Securities” means each other class of capital stock and series of Preferred Stock of the Corporation, other than the Common Stock, if any outstanding from time to time.

19.9 “Holder” means the Person in which the Series B Preferred Stock is registered on the books of the Corporation, which shall initially be the Persons subscribing to purchase shares of Series B Preferred Stock in the Private Offering, and shall thereafter, be permitted and legal assigns which the Corporation is notified of by the Holder and has consented to such transfer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, which the Holder has provided a valid legal opinion in connection therewith to the Corporation and to whom such Series B Preferred Stock Shares are legally transferred, provided that no transfer of such Series B Preferred Stock shall be allowed, authorized or effective, unless transferred in accordance with, and such transfer is allowed pursuant to, applicable law.

19.10 “Maximum Shares” means 10,000,000 shares of Common Stock, as equitably adjusted, as applicable pursuant to Section 4.

19.11 “Merger Agreement” means the Agreement and Plan of Merger by and among the Corporation, Flash Sports & Media, Inc., and UGRO Merger Sub, Inc., dated on or about February 17, 2026.

19.12 “Original Issue Date” means the date on which the Original Series B Shares were issued.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

19.13 “Original Series B Shares” mean those shares of Series B Preferred Stock issued to the initial Holder thereof upon the Closing of the Merger Agreement.

19.14 “Preferred Stock” means all shares of the Corporation’s issued and outstanding preferred stock, including, but not limited to, the Series B Preferred Stock.

19.15 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

19.16 “Preferred Stock Certificates” means the stock certificate(s) issued by the Corporation representing the applicable Series B Preferred Stock shares.

19.17 “Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event described in Sections 4.2 through 4.4.

19.18 “Restricted Shares” means shares of the Corporation’s Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is effected in compliance with the Securities Act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts.

19.19 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

19.20 “Securities and Exchange Commission” or “SEC” means the U.S. Securities and Exchange Commission.

19.21 “Series A Preferred Stock” means the Corporation’s Series A Convertible Preferred Stock.

19.22 “Shares” shall mean issued and outstanding shares of Series B Preferred Stock.

19.23 “Simple Majority” means the holders of at least a majority of the then issued and outstanding shares of Series B Preferred Stock.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

19.24 “Stated Value” means $[17.30] per share, as equitably adjusted, as applicable pursuant to Section 4.

19.25 “Stockholder Approval” means (i) the approval by the stockholders of the Corporation, as required pursuant to applicable rules and regulations of Nasdaq, of the issuance of shares of Common Stock issuable upon conversion of the Series B Preferred Stock; and (ii) such other matters as may be required to be approved by the shareholders pursuant to the rules and regulations of Nasdaq or the SEC in order to allow for the conversion of the Series B Preferred Stock into Common Stock pursuant to the terms hereof.

19.26 “Stockholder Approval Date” means the date that Stockholder Approval has been obtained.

19.27 “Total Outstanding Shares” means the total number of outstanding shares of Common Stock of the Corporation then outstanding on any date of determination, as set forth in the records of the transfer agent for the Common Stock, without factoring in any shares of Common Stock issuable upon exercise of outstanding warrants or options or upon conversion of any convertible securities, including, but not limited to any shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

19.28 “Transfer Agent” means initially, the Corporation, which will be serving as its own transfer agent for the Series B Preferred Stock, but at the option of the Corporation from time to time, may also mean any transfer agent which the Corporation may use for its Series B Preferred Stock.

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other parts hereof.

[Remainder of page left intentionally blank. Signature page follows.]

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

IN WITNESS WHEREOF, the Corporation has unanimously approved and caused this “Certificate of Designations of URBAN-GRO, INC. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock, ” to be duly executed and approved this 17th day of February 2026.

URBAN-GRO, INC.

By:
Its:

Printed Name:

Urban-Gro, Inc.: Series B Convertible Preferred Stock Designation

Exhibit A

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of shares of the Series B Convertible Preferred Stock of URBAN-GRO, INC., a Delaware corporation (the “Corporation”), pursuant to the terms and conditions of that certain Certificate of Designations of URBAN-GRO, INC. establishing the Designations, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock (the “Designation”), approved by the Board of Directors of the Corporation on _______ _______, 2026. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Designation.

Conversion: In accordance with and pursuant to such Designation, the Holder hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of Common Stock of the Corporation as of the date specified below.

Date of Conversion:

Number of Preferred Shares Held by Holder:

Amount Being Converted Hereby:

Conversion Rate: __________

Common Stock Shares Due:________________

Preferred Shares of this Series Held After Conversion:

Delivery of Shares: Pursuant to this Notice of Conversion, the Corporation shall deliver the applicable number of shares of Common Stock (the “Shares”) issuable in accordance with the terms of the Designation. If Shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. The Holder acknowledges and confirms that the Shares issued pursuant to this Notice of Conversion will, to the extent not previously registered by the Corporation under the Securities Act, be Restricted Shares, unless the Shares are covered by a valid and effective registration under the Securities Act or this Notice of Conversion includes a valid opinion from an attorney stating that such Shares can be issued free of restrictive legend, which shall be determined by the Corporation in its sole discretion.

If stock certificates are to be issued, they shall be issued in the following name and to the following address:

________________________________________________________________________

________________________________________________________________________

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

(Print Name of Holder)

By/Sign:

Print Name:

Print Title: